UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2009

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices)      (Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.            Other Events

Blyth, Inc. noted that its PartyLite U.S. subsidiary issued a press release on April 20, 2009 (attached as Exhibit 99.1) that provided certain of its U.S. operating indicators for March 2009. Therein, the following performance metrics were discussed for which we are providing the following additional information:

•	Average earnings for PartyLite’s U.S. Consultants increased 28% in March 2009:

We note that an increase or decrease in average Consultant earnings does not necessarily correlate to a directionally similar change in PartyLite’s or our reported sales or profits.

•	More than 7,000 new Consultants have joined PartyLite U.S. since January 2009:

The above 7,000 new Consultants reflect new U.S. Consultant applications received between January 1, 2009 and March 31, 2009 and is approximately flat to the comparable prior year period.

In our public filings, we report the net number of active independent sales Consultants, which reflects (1) new Consultant applications, (2) re-activated Consultants and (3) inactivated Consultants.  Based on this calculation, PartyLite’s U.S. active independent sales Consultants declined by approximately 1,600 between January 1, 2009 and March 31, 2009, which compares to a decline of approximately 6,000 for the comparable prior year period.

We also clarify that PartyLite is a direct selling company that offers the opportunity to start a PartyLite business with no initial out-of-pocket costs.  Monthly sales data is not necessarily indicative of results for the quarter, and we do not intend to provide data relating to our direct selling operations beyond that of segment sales, operating profits and ending Consultant count in our periodic reports to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: April 21, 2009	By: /s/ Michael S. Novins
Name: Michael S. Novins Title: Vice President & General Counsel